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                                                                  Exhibit (c)(3)
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                                       July 2, 1997



Mr. James S. Riepe
Vice Chairman
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, Maryland 21202

Mr. Dale F. Frey
The Michael Allen Company
One Gorham Island
Westport, Connecticut  06880

Eric J. Topol, M.D.
The Cleveland Clinic Foundation
Department of Cardiology, #F25
9500 Euclid Avenue
Cleveland, Ohio  44195

Gentlemen:

     In connection with the anticipated proposal (the "Proposal") by Rhone-Poulenc S.A. ("RP") to acquire all of the publicly held shares of Common Stock of Rhone-Poulenc Rorer Inc., a Pennsylvania corporation ("RPR"), we hereby agree to indemnify and hold harmless, to the fullest extent permitted by applicable law, the members of the Special Committee of the Board of Directors of RPR (the "Special Committee") (collectively, the "indemnified persons") from and against all losses, claims, damages, liabilities, expenses (including reasonable fees and disbursements of counsel), judgments, fines and costs (including amounts paid in settlement) incurred by them (A) which are related to or arise out of
(i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or any of our affiliates, including RP, in connection with or in anticipation of the Proposal, the acquisition contemplated by the Proposal (the "Acquisition") or any related transaction or
(ii) actions taken or omitted to be taken by an indemnified person in connection with the Proposal or the consummation of the Acquisition or any related transaction, (B) which are otherwise related to or arise out of the Proposal or the Acquisition or any related transaction or (C) by reason of the fact that an indemnified person is or was a member of the Special Committee, and we will reimburse each indemnified person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such indemnified person in connection with investigating, preparing or defending any action, suit, proceeding, investigation or claim, whether or not there is pending or threatened litigation in which any indemnified person is a party; provided, however, that the foregoing agreement to indemnify and hold harmless
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shall not apply to any such loss, claim, damage, liability, expense, judgment, fine or cost (collectively a "loss") to the extent
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it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the self dealing, willful misconduct or recklessness of the indemnified person seeking indemnification (an "Excluded Loss"); and provided, further, if we have
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reimbursed an indemnified person for expenses as provided above for any loss and such loss is determined to be an Excluded Loss, such indemnified person shall repay to us all amounts so reimbursed.

     Promptly after receipt by an indemnified person of notice of any complaint or the commencement of any action, suit, proceeding, investigation or claim with respect to which indemnification is being sought hereunder, such person shall notify us of such complaint or of the commencement of such action, suit, proceeding, investigation or claim (unless we are also a party thereto, in which event such notice shall not be necessary), but failure so to notify us will not relieve us from any liability which we may have hereunder except to the extent we are actually prejudiced by such failure. If we elect or are requested by the indemnified person, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the indemnified person and the payment of reasonable fees and disbursements of such counsel, and the indemnified person will use its best efforts to assist in the vigorous defense of any such matter. In the event such indemnified person reasonably determines that having common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the action or proceeding in a timely manner, then such indemnified person may employ separate counsel to represent or defend such person in any such action or proceeding and we will pay the reasonable fees and disbursements of such counsel as promptly as statements therefor are received and other costs and expenses for which indemnification is available hereunder promptly after they are incurred and will use our best efforts to assist in the vigorous defense of such matter; provided, however, we
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shall not be obligated to pay the fees and disbursements of more than one such counsel for all indemnified persons in any jurisdiction in any single action or proceeding (or related group of actions or proceedings).

     We hereby further agree that, should the Acquisition occur, all rights to indemnification existing in favor of the members of the Special Committee in their capacity as directors of RPR or any of its subsidiaries as provided in RPR's Amended and Restated Articles of incorporation or Bylaws (or similar organizational documents) or the certificate or articles of incorporation or by-laws (or similar organizational documents) of any of RPR's subsidiaries as in effect as of the date hereof shall survive the Acquisition and shall continue in full force and effect for a period of not less than six years from the date hereof. Unless all existing and potential claims relating to the Proposal, the Acquisition or related transactions (collectively, "Claims") are covered by an existing "claims made" policy pursuant to which notification of the Claims has been duly and timely made, (1) until withdrawal of the Proposal or consummation of the Acquisition or a similar transaction and for a period of at least six years thereafter, we shall maintain or cause to be maintained in effect the current policies of directors' liability insurance maintained by us with respect to matters occurring prior to withdrawal of the Proposal or completion of the

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Acquisition (the "Current Policies") and (2) in the event that any Claims are asserted or made while the Current Policies are in effect, which Claims are covered by the Current Policies, the Current Policies shall be continued in respect of any such Claims until final disposition of any and all such Claims; provided, however, that (a) the obligation set forth in clause (1) above shall
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apply only to the extent that the Current Policies are available during such six-year period and (b) we may substitute for the Current Policies other policies (the "New Policies") providing for at least the same coverage as, and containing terms and conditions no less advantageous to the insured persons covered thereby (which shall, if possible, include the indemnified persons) than those contained in, the Current Policies, except that to the extent that the annual cost of the New Policies exceeds the annual premium paid by RPR in respect of the current annual policy period of the Current Policies (the "Annual Premium") we shall be required to maintain only so much coverage for the insured persons covered thereby (which shall, if possible, include the indemnified persons) as may then be obtained for the Annual Premium.

     We hereby further agree that, except with respect to an Excluded Loss, neither we nor any of our affiliates will initiate any action or claim against, or otherwise seek any recovery from, any indemnified person for any matter for which indemnification would be available under this Letter Agreement and that no indemnified person will directly or indirectly incur any liability whatsoever to us or any of our affiliates (in the capacity of a stockholder of RPR or otherwise) as a result of the Proposal, the Acquisition, service on the Special Committee or any related matter.

     Our obligations under this Letter Agreement shall be in addition to any rights that any indemnified person may have under the Amended and Restated Articles of Incorporation or Bylaws of RPR, the laws of the Commonwealth of Pennsylvania, at common law or otherwise.

     We acknowledge that in indemnifying the members of the Special Committee pursuant to, and entering into the other obligations contained in, this Letter Agreement, we do not intend to compromise the independence of the Special Committee but rather to create conditions where members of the Special Committee can review the Proposal fully and independently without undue concern for possible liabilities that may be alleged to exist as a result of their actions.

                                  Very truly yours,

                                  RHONE-POULENC RORER INC.


                                  By: __________________________________
                                      Name:
                                      Title:

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